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                                                ARTICLES OF MERGER


 THESE ARTICLES OF MERGER, dated as of April __, 1998, are entered into by and between Viking Broadcasting Corporation, a Utah corporation ("Viking"), and Meditecnic, Inc., a Nevada corporation ("Meditecnic"), to effectuate the merger of Viking with and into Meditecnic (the "Merger"). Viking and Meditecnic are hereinafter collectively referred to as the "Constituent Corporations." Meditecnic is sometimes hereinafter referred to as the "Surviving Corporation."

                                                     RECITALS

 A. Viking owns all of the outstanding 100 shares of common stock of Meditecnic, which is the only class outstanding (the "Viking Common Stock"). Meditecnic has authorized 50,000,000 shares of Common Stock, $.001 value (the "Meditecnic Common Stock") and 10,000,000 shares of preferred stock, including 1,000 shares of series A preferred stock, none of which are outstanding.

 B. Meditecnic and Viking have agreed that Meditecnic and Viking shall merge, with Meditecnic to be the Surviving Corporation.

 C. Viking has authorized 50,000,000 shares of Common Stock, which is the only class of authorized stock, of which 50,000,000 shares issued and outstanding (Viking "Common Stock") after giving effect to a 1-for-100 reverse split, and options to purchase 20,000,000 shares of Common Stock at $.20 per share ("Options"), and 1,000 Special Rights.

 D. In respect of Meditecnic, Viking, as the sole shareholder of Meditecnic, has approved the Merger.

 E. In respect of Viking, the Merger was approved by shareholders holding _______ shares of Viking Common Stock acting by consent action as permitted by
Section 16-10a-704 of the Utah Revised Business Corporation Act.

 F. The number of votes cast by shareholders of Viking and Meditecnic was sufficient for the approval of the Merger.

 NOW, THEREFORE, in order to prescribe (a) the terms and conditions of the Merger; (b) the method of carrying the same into effect; (c) the manner and basis of converting and exchanging the shares of Viking Common Stock into shares of Meditecnic Common Stock; and (d) such other details and provisions as are deemed necessary or desirable; and in consideration of the foregoing recitals and the agreements, provisions and covenants herein contained, Meditecnic and Viking hereby agree as follows:

     1. Effective Date. The Merger shall become effective upon the filing of a copy of these Articles of Merger with the Secretary of State of Utah, as required by Section 16-10a-1105 of the Utah Revised Business Corporation Act, and the Secretary of State of Nevada, as required by Section 92A.200 of the Nevada General


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Corporation Law.  The date and time on which the Merger becomes effective is hereinafter referred to as the "Effective Date."

     2. Merger. At the Effective Date, Viking shall merge with and into Meditecnic with Meditecnic being the Surviving Corporation and the separate corporate existence of Viking shall cease. The corporate identity, existence, purposes, franchises, powers, rights and immunities of Viking at the Effective Date shall be merged into Meditecnic which shall be fully vested therewith. Meditecnic shall be subject to all of the debts and liabilities of Viking as if Meditecnic had itself incurred them and all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens, if any, upon the property of Meditecnic shall be limited to the property affected thereby immediately prior to the Effective Date.

     3.   Articles of Incorporation.  At the Effective Date, the
Articles of Incorporation of Meditecnic shall be the Articles of Incorporation of the Surviving Corporation.

     4.   Effect of Merger on Outstanding Shares, Options and
Warrants.

(a) Surviving Corporation Shares. Each ten shares of Viking Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall convert into on shares of Meditecnic Common Stock.

(b) Disappearing Corporation Shares. At the Effective Date, each of the 100 previously issued and outstanding shares of Meditecnic
Common Stock shall be canceled and cease to be outstanding.

(c) Warrants, Options and Other Derivative Rights. At the Effective Date, each ten Options to be converted into the right to acquire one share of Surviving Corporation Common Stock and each one Special Right of Viking shall be converted into one share of Meditecnic Series A Preferred Stock. The applicable exercise price of the Options shall be equitable adjusted by multiplying such exercise or conversion price by ten. No fractional shares shall be issued, but any fractional share shall be rounded to the nearest whole share.

 5. Surrender of Share Certificates. After the Effective Date, each holder of an outstanding certificate which prior to the Effective Date evidenced Viking Common Stock shall surrender the same, duly endorsed as Meditecnic may require, to Meditecnic or its designated agent for cancellation. Thereupon such holder shall receive in exchange therefor a certificate or certificates representing the number of full shares of Meditecnic Common Stock to which such holder shall be entitled as provided in Section 4(a) hereof and shall also be entitled to receive dividends on each such share of Meditecnic Common Stock in an amount and to the extent provided in Section 6(a) hereof.

6.   Status of Meditecnic Common Stock After the Effective Date.

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(a) After the Effective  Date,  until  surrendered in accordance  with Section 5
hereof,  each  outstanding   certificate  which  prior  to  the  Effective  Date
represented shares of Viking Common Stock, shall be deemed for all corporate purposes (subject to the further provision of this Section 6(a)) to evidence Meditecnic Common Stock in accordance with the terms of these Articles of
Merger. After the Effective Date, there shall be no further registry of transfers on the records of Viking Common Stock outstanding immediately prior to the Effective Date, and, if certificates representing such shares are presented to Meditecnic, they shall be canceled, and the holder thereof shall be entitled to receive Meditecnic Common Stock in accordance with the terms of these Articles of Merger. No dividends or distributions will be paid to persons entitled to receive certificates for shares of Meditecnic Common Stock until such persons shall have surrendered their Viking Common Stock certificates in accordance with Section 5 hereof; provided, however, that when such certificates shall have been so surrendered in exchange for shares of Meditecnic Common Stock, there shall be paid to the holders thereof, but without interest thereon, all dividends and other distributions payable subsequent to and in respect of a record date after the Effective Date on the shares of Viking Common Stock for which such certificates shall have been so exchanged. Holders of certificates for shares of Viking Common Stock shall not be entitled, as such, to receive any
dividends   unless  and  until  they  have  exchanged  those   certificates  for
certificates representing shares of Viking Common Stock as provided herein.

(b) If any certificate of Meditecnic Common Stock is to be issued in a name other than that in which the certificate for the Viking Common Stock surrendered in exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall (i) pay any transfer or other taxes required by reason of the issuance of such Meditecnic Common Stock in any name other than that of the registered holder of the certificates surrendered or (ii) establish to the satisfaction of Meditecnic or its designated agent that such tax has been paid or is not applicable.

7.   Other Provisions.

(a) Governing Law;. These Articles of Merger shall be governed by and construed in accordance with the laws of the State of Nevada.

(b) Counterparts. These Articles of Merger may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

(c) Further Assurances. Each Constituent Corporation shall from time to time upon the request of the other Constituent Corporation, execute and deliver and file and record all such documents and instruments and take all such other action as such corporation may

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request  in order to vest or  evidence  the  vesting  in  Viking of title to and possession of all rights, properties, assets and business of Viking to the extent provided herein, or otherwise to carry out the full intent and purpose of these Articles of Merger.

 IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be executed on behalf of the Constituent Corporations as of the day and year first above written.

MEDITECNIC, INC.                                VIKING BROADCASTING CORPORATION


By:                                                  By:
       Pierre Chamay                                        Pierre Chamay
       President                                            President



By:                                                  By:
       Jehu Hand                                            Jehu Hand
       Assistant Secretary                                  Assistant Secretary


STATE OF CALIFORNIA                         }
                                            } ss.
COUNTY OF ORANGE                            }


       On  ____________,  1998,  before  me,  _____________________,  personally appeared Pierre Chamay, personally known to me, to be the President of Meditecnic, Inc., whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

Signature ________________________                 (Seal)



STATE OF CALIFORNIA                         }
                                            } ss.
COUNTY OF ORANGE                            }


       On  ____________,  1998,  before  me,  _____________________,  personally appeared Pierre Chamay, personally known to me, to be the President of Viking Broadcasting Corporation, whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the persons acted, executed the instrument.

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WITNESS my hand and official seal.

Signature ________________________                                     (Seal)

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